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                   Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (Unaudited - in millions, except ratios)

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Year ended December 31                             1996      1995   1995 (C)     1994      1993   1993 (C)     1992

Income (loss) from continuing operations
   before income tax expense (benefit)             $793      $524      $723      $559      $(74)     $472      $510
Add:
   Interest costs                                   133       117       117       120       109       109       100
   Estimated interest included
      in rentals (A)                                 27        29        29        31        31        31        29
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Fixed charges as defined                            160       146       146       151       140       140       129
   Interest costs capitalized                        (3)       (3)       (3)       (2)       (5)       (5)       (5)
   Losses of less than majority owned
      affiliates, net of dividends                    8        10        10        18        27        27        34
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Income as adjusted                                 $958      $677      $876      $726       $88      $634      $668
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Ratio of earnings to fixed charges                 5.99      4.64      6.00      4.80        (B)     4.53      5.18
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Six months ended June 30                                                                             1997   1997 (C)

Income from continuing operations before
   income tax expense                                                                                 $68      $420
Add:
   Interest costs                                                                                      53        53
   Estimated interest included in rentals (A)                                                           7         7
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Fixed charges as defined                                                                               60        60
   Interest costs capitalized                                                                          (1)       (1)
   Losses of less than majority owned affiliates,
      net of dividends                                                                                  0         0
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   Income as adjusted                                                                                $127      $479
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Ratio of earnings to fixed charges                                                                   2.11      7.98
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(A)  Represents the estimated interest portion of rents.

(B) As a result of the loss incurred during this period, the Company's earnings did not fully cover the indicated fixed charges. The earnings required to attain a ratio of one-to-one are $52 million.

(C) Included in this exhibit is a supplemental presentation of the ratio of earnings to fixed charges, excluding the following significant unusual charges:
     1993: $216 million restructuring charge and $330 million net litigation charge.
     1995: $103 million restructuring charge and $96 million net litigation charge.
     1997:  $352 million in-process research and development charge.